EXHIBIT 11
                  BURLINGTON NORTHERN INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                 (UNAUDITED)

                                            Three Months        Six Months
                                                Ended              Ended
                                               June 30,           June 30,
                                             1995     1994      1995     1994
                                           -------  --------  -------  --------
Net income
-----------------------------------------
  Primary:
    Net income                             $  130   $    82   $  238   $   159
    Convertible preferred stock dividends      (6)       (6)     (11)      (11)
                                           -------  --------  -------  --------
    Net income available for common
      stockholders                         $  124   $    76   $  227   $   148
                                           =======  ========  =======  ========

  Fully diluted:
    Net income                             $  130   $    82   $  238   $   159
                                           =======  ========  =======  ========

Weighted average number of shares
-----------------------------------------

  Primary:
    Average common shares outstanding        89.6      89.1     89.4      89.1
    Common shares equivalents resulting
      from assumed exercise of stock
      options                                 1.2       1.1      1.1       1.2
                                           -------  --------  -------  --------
                                             90.8      90.2     90.5      90.3
                                           =======  ========  =======  ========

  Fully diluted:
    Average common shares outstanding        89.6      89.1     89.4      89.1
    Common shares resulting from assumed
      conversion of convertible preferred
      stock                                   7.3       7.4      7.3       7.4
    Common share equivalents resulting
      from assumed exercise of stock
      options assuming full dilution          1.5       1.1      1.5       1.1
                                           -------  --------  -------  --------
                                             98.4      97.6     98.2      97.6
                                           =======  ========  =======  ========

Earnings per common share:
  Primary                                  $ 1.37   $   .85   $ 2.51   $  1.64
  Fully diluted                              1.32       .84     2.42      1.63

Primary earnings per common share are computed by dividing net income, after deduction of preferred stock dividends, by the weighted average number of common shares and common share equivalents outstanding. Fully diluted earnings per common share are computed by dividing net income by the weighted average number of common shares and common share equivalents outstanding. Common share equivalents are computed using the treasury stock method. An average market price is used to determine the number of common share equivalents for primary earnings per common share. The higher of the average or end-of-period market price is used to determine common share equivalents for fully diluted earnings per common share. In addition, the if-converted method is used for convertible preferred stock when computing fully diluted earnings per common share.

Earnings per common share may not compute due to the level of rounding in this exhibit.